Exhibit 23.1

Darian B. Andersen

General Counsel, P.C.

Attorney and Counselor at Law

1015 Waterwood Parkway, Suite GA1

Edmond, Oklahoma 73034

(405) 330-2235 FAX: (405) 330-2236

dband@buslaw.net

darianandersen@gmail.com

November 12, 2015

Forward Profit Investing LLC

38 West 32nd Street, Suite 1600

New York, NY 10001

RE:	Legal Opinion and Consent Registration on Form S-11

Forward Profit Investing LLC

Messrs.:	Shahn C. Andersen Barry Leon

Dear Member of Management:

In our capacity as legal counsel to Forward Profit Investing LLC (the "Company"), Darian B. Andersen and General Counsel, PC (the "Firm") have participated in corporate proceedings associated with the issuance by the Company of a maximum of $10,000,000 in face value of Forward Profit Bonds as set out and described in the Company's Registration Statement on Form S-11 under the Securities Act of 1933 (the "Registration Statement").

The Firm has examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Company's Operating Agreement, (iii) applicable resolutions of the Company's Management (iv) the books and records of the Company, and (v) other documents as the Firm has deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

The Firm has made certain assumptions in forming its opinion and providing its consent to use this otherwise protected attorney-client communication as an exhibit to the Registration Statement. The Firm has assumed the legal capacity of all natural persons. It has further assumed the genuineness and authenticity of all signatures (handwritten, electronic or otherwise) and documents produced by the Company, whether such documents were in electronic format, copies or facsimiles.

As to those material facts set forth in the Registration Statement that the Firm could not independently establish or verify, the Firm has relied upon statements and representations of management of the Company. Based upon the foregoing, and based upon the education, experience and training of the undersigned, the Firm opines that:

(a) The Company is a limited liability company validly existing in good standing under the laws of the State of New York, including statutory provisions, and all applicable provisions of the New York General Limited Liability Company Law and reported judicial decisions interpreting those laws;

(b)   The Company has taken all requisite action and all other action recognized as being consistent with standards of proper governance required with respect to the authorization, issuance and sale of bonds issued pursuant to the Registration Statement;

(c)   The forward profit bonds being offered by the selling shareholders are duly authorized, unencumbered and not subject to any actual or threatened litigation, and not subject to any defaults or failures by the Company in filing annual reports with the State of New York; and

(d)   The rights, duties and obligations related to the forward profit bonds being offered in the Registration Statement are governed by the terms and conditions in the forward profit bonds and the laws of the State of New York.

(e)   Questionnaires completed and signed by all officers and directors of the Company.

Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of New York, the jurisdiction of its incorporation and has full power as described in the Registration Statement.

Typically, correspondence of this nature is protected under the attorney-client privilege. However, this correspondence is necessary in conjunction with the submission of the Registration Statement, and thus the Management of the Company is hereby authorized to attach it as the Firm’s opinion related to certain representations in the Registration Statement, and to reference the Firm in the Registration Statement. This correspondence, however, does not constitute a waiver of the attorney-client privilege as to unrelated or future matters.

Please feel free to contact me with any questions.

Very truly yours,

/s/ Darian B. Andersen

Darian B. Andersen